     As filed with the Securities and Exchange Commission on August 9, 2001
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               ACTUATE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                      94-3193197
  (State or Other Jurisdiction                 (I.R.S. Employer Identification
of Incorporation or Organization)                          Number)

                              701 Gateway Boulevard
                          South San Francisco, CA 94080
                                 (650) 837-2000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Peter I. Cittadini
                      President and Chief Executive Officer
                               Actuate Corporation
                              701 Gateway Boulevard
                          South San Francisco, CA 94080
                                 (650) 837-2000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

      The Commission is requested to send copies of all communications to:

                             Steven J. Mudder, Esq.
                            Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 321-2400
                              --------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              --------------------
                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
    Title of Each Class of           Amount          Proposed Maximum         Proposed
          Securities                 To Be            Offering Price      Maximum Aggregate        Amount Of
       To Be Registered            Registered          Per Unit (1)       Offering Price(1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001   615,609 shares          $9.145              $5,629,744.31         $1,407.44
-----------------------------------------------------------------------------------------------------------------

(1) The price of $9.145 per share, which was the average of the high and low prices of the Common Stock on The Nasdaq National Market on August 8, 2001 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
                              --------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              Subject to Completion

                                 615,609 Shares

                               ACTUATE CORPORATION

                                  Common Stock


                                -----------------


         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.


                                -----------------


         The selling stockholders listed on page 10 are offering and selling 615,609 shares of our common stock under this prospectus.

         The selling stockholders may offer their shares of Actuate common stock through public or private transactions, on or off The Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. Actuate Corporation will not receive any of the proceeds from the sale of the shares of its common stock by the selling stockholders.

         Our common stock is traded on The Nasdaq National Market under the symbol "ACTU." On August 8, 2001, the closing bid price of our common stock on The Nasdaq National Market was $9.07 per share.


                                -----------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------





                 The date of this prospectus is _______ __, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary                                                            1
Risk Factors                                                                  2
Forward-Looking Statements                                                    9
Use of Proceeds                                                               9
Selling Stockholders                                                         10
Plan of Distribution                                                         16
Legal Matters                                                                16
Experts                                                                      16
Where You Can Find More Information                                          16

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

                                   THE COMPANY

         Actuate Corporation was incorporated in California in November 1993 and reincorporated in Delaware in July 1998. We are a leading provider of Information Delivery solutions that automate the creation and delivery of structured, personalized content, providing tens of thousands of users with instant access to high-resolution, customized business information that is seamlessly integrated into a company's e.Business website. We sell our software products directly to end user customers through our direct sales force and through indirect channel partners such as e.Business application vendors, resellers and distributors. e.Business application vendors generally integrate our products with their applications and either embed them into their products or resell them with their products. Our other indirect channel partners resell our software products to end user customers.

         We sell our products outside the United States primarily through our European subsidiaries and other distributors. Our revenues are derived primarily from license fees for software products and, to a lesser extent, fees for services relating to such products, including software maintenance and support, training and consulting.

         Our principal executive offices are located at 701 Gateway Boulevard, South San Francisco, California 94080, and our telephone number is (650) 837-2000.

                                  RISK FACTORS

         Our business, financial condition and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks.

Our operating results may be volatile and difficult to predict. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decrease significantly.

         The susceptibility of our operating results to significant fluctuations makes any prediction of future operating results unreliable. In addition, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely on them as indications of our future performance. Our operating results have in the past, and may in the future, vary significantly due to factors such as the following:

         o    demand for our products;

         o    the size and timing of significant orders for our products;

         o a slow down or a decrease in spending on information technology by our current and/or prospective customers;

         o    sales cycles of our indirect channel partners;

         o    changes in pricing policies by us or our competitors;

         o changes in our level of operating expenses and our ability to control costs;

         o    budgeting cycles of our customers;

         o ability to make new products commercially available in a timely manner;

         o    failure to successfully manage acquisitions made by us;

         o    defects in our products and other product quality problems;

         o    failure to meet hiring needs and unexpected personnel changes;

         o    the management and expansion of our international operations;

         o    changes in our sales incentive plans;

         o continued successful relationships and the establishment of new relationships with e.Business application vendors; and

         o general domestic and international economic and political conditions.

         Because our software products are typically shipped shortly after orders are received, total revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter. Furthermore, several factors may require us, in accordance with accounting principles generally accepted in the United States, to defer recognition of license fee revenue for a significant period of time after entering into a license agreement, including:

         o whether the license agreement includes both software products that are then currently available and software products or other enhancements that are still under development;

         o whether the license agreement relates entirely or partly to then currently undeliverable software products;

         o whether the license agreement requires the performance of services that may preclude revenue recognition until successful completion of such services; and

         o whether the license agreement includes acceptance criteria that may preclude revenue recognition prior to customer acceptance.

         In addition, we may in the future experience fluctuations in our gross and operating margins due to changes in the mix of our domestic and international revenues, changes in the mix of our direct sales and indirect sales and changes in the mix of license revenues and service revenues, as well as changes in the mix among the indirect channels through which our products are offered.

         A significant portion of our total revenues in any given quarter is derived from existing customers. Our ability to achieve future revenue growth, if any, will be substantially dependent upon our ability to increase revenues from license fees and services from existing customers, to expand our sales force and to increase the average size of our orders. To the extent that such increases do not occur in a timely manner, our business, operating results and financial condition would be harmed. Our expense levels and plans for expansion, including plans to significantly increase our sales and marketing and research and development efforts, are based in significant part on our expectations of future revenues and are relatively fixed in the short-term. If revenues fall below our expectations and we are unable to quickly reduce our spending in response, our business, operating results and financial condition are likely to be harmed.

         Based upon all of the factors described above, we have a limited ability to forecast future revenues and expenses, and it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In the event that operating results are below expectations, the price of our common stock could decline.

If we do not successfully expand our distribution channels and develop and maintain relationships with e.Business application vendors, our business would be seriously harmed.

         To date, we have sold our products principally through our direct sales force, as well as through indirect sales channels, such as e.Business application vendors, resellers and distributors. Our revenues from license fees resulting from sales through indirect channel partners were approximately 46% in the first six months of 2001, 45% in fiscal 2000 and 39% in fiscal 1999. Our ability to achieve significant revenue growth in the future will depend in large part on the success of our sales force and in further establishing and maintaining relationships with e.Business application vendors, resellers and distributors. In particular, a significant element of our strategy is to embed our technology in products offered by e.Business application vendors for resale or as a hosted application to such vendors' customers and end users. We intend to seek additional distribution arrangements with other e.Business application vendors to embed our technology in their products and expect that these arrangements will continue to account for a significant portion of our revenues in future periods. Our future success will depend on the ability of our indirect channel partners to sell and support our products. If the sales and implementation cycles of our indirect channel partners are lengthy or variable or our e.Business application vendors experience difficulties embedding our technology into their products or we fail to train the sales and customer support personnel of such indirect channel partners in a timely fashion, our business, operating results and financial condition would be harmed.

         Although we are currently investing, and plan to continue to invest, significant resources to expand and develop relationships with e.Business application vendors, we have at times experienced and continue to experience difficulty in establishing and maintaining these relationships. If we are unable to successfully expand these distribution channels and secure license agreements with additional e.Business application vendors on commercially reasonable terms and extend existing license agreements with existing e.Business and application vendors on commercially reasonable terms, our operating results would be harmed. Any inability by us to maintain existing or establish new relationships with indirect channel partners or, if such efforts are successful, a failure of our revenues to increase correspondingly with expenses incurred in pursuing such relationships, would harm our business, operating results and financial condition.

If the market for Information Delivery software does not grow as we expect, our business would be seriously harmed.

         The market for Information Delivery software products is still emerging and we cannot be certain that it will continue to grow or that, even if the market does grow, businesses will adopt our products. If the market for Information Delivery software products fails to grow or grows more slowly than we expect, our business, operating results and financial condition would be harmed. To date, all of our revenues have been derived from licenses for our e.Reporting software and related products and services, and we expect this to continue for the foreseeable future.

We have spent, and intend to continue to spend, considerable resources educating potential customers and indirect channel partners about Information Delivery and our products. However, if such expenditures do not enable our products to achieve any significant degree of market acceptance, our business, operating results and financial condition would be harmed.

Because the sales cycles of our products are lengthy and variable, our quarterly results may fluctuate.

         The purchase of our products by our end user customers for deployment within the customer's organization typically involves a significant commitment of capital and other resources, and is therefore subject to delays that are beyond our control. These delays can arise from a customer's internal procedures to approve large capital expenditures, budgetary constraints and the testing and acceptance of new technologies that affect key operations. The sales cycle for an initial order of our products is typically 3 to 6 months and the sales cycle associated with a follow-on large scale deployment of our products typically extends for another 6 to 9 months or longer. We may experience longer sales cycles in the future. Additionally, sales cycles for sales of our products to e.Business application vendors tend to be longer, ranging from 6 to 24 months or more and may involve convincing the vendor's entire organization that our products are the appropriate Information Delivery software for the vendor's application. This time period does not include the sales and implementation cycles of such vendor's own products, which are typically significantly longer than our sales and implementation cycles. Certain of our customers have in the past, or may in the future, experience difficulty completing the initial implementation of our products. Any difficulties or delays in the initial implementation by our end user customers or our indirect channel partners could cause such customers to reject our software or lead to the delay or non-receipt of future orders for the large-scale deployment of our products.

If we fail to expand our international operations, our business would be seriously harmed.

         During the first six months of 2001 and fiscal years 2000 and 1999, we derived 23%, 11% and 14% of our total revenues, respectively, from sales outside the United States. Our ability to achieve revenue growth in the future will depend in large part on our success in increasing revenues from international sales. We intend to continue to invest significant resources to expand our sales and support operations outside North America and to enter additional international markets. In order to expand international sales, we must establish additional foreign operations, expand our international channel management and support organizations, hire additional personnel, recruit additional international distributors and increase the productivity of existing international distributors. If we are not successful in expanding international operations in a timely and cost-effective manner, our business, operating results and financial condition could be harmed.

We may make future acquisitions, and acquisitions involve numerous risks.

         The Information Delivery software business is highly competitive, and as such, our growth is dependent upon market growth and our ability to enhance our existing products, introduce new products on a timely basis and expand our distribution channels and professional services organization. One of the ways we have addressed and will continue to address these issues is through acquisitions of other companies. Acquisitions involve numerous risks, including the following:

         o difficulties in integration of the operations, technologies, and products of the acquired companies;

         o the risk of diverting management's attention from normal daily operations of the business;

         o negative impact to our financial condition and results of operations resulting from combining the acquired company's financial condition and results of operations with our financial statements;

         o risks of entering markets in which we have no or limited direct prior experience; and

         o    the potential loss of key employees of the acquired company.

         Mergers and acquisitions of high-technology companies are inherently risky, and we cannot assure you that any acquisition will be successful and will not materially adversely affect our business, operating results or financial condition. Failure to successfully integrate acquired companies and technologies with us could harm our business and operating results.

We may not be able to compete successfully against current and future competitors.

         Our market is intensely competitive and characterized by rapidly changing technology and evolving standards. Our competition comes in five principal forms:

         o direct competition from current or future vendors of Information Delivery solutions such as Crystal Decisions (a division of Seagate Technology, LLC) and Brio Technology, Inc.;

         o indirect competition from vendors of Business Intelligence tools such as Business Objects S.A., Cognos, Inc., MicroStrategy Incorporated and Microsoft that integrate reporting functionality with such tools;

         o indirect competition from e.Business software vendors such as SAP and Oracle, to the extent they include Information Delivery functionality in their applications;

         o competition from other e.Business software vendors and Internet development tool vendors; and

         o competition from the information technology departments of current or potential customers that may develop Information Delivery solutions internally which may be cheaper and more customized than our products.

         Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than us. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than we may. Also, most current and potential competitors, including companies such as Oracle and Microsoft, have greater name recognition and the ability to leverage significant installed customer bases. These companies could integrate competing Information Delivery software with their products, resulting in a loss of market share for us. We expect additional competition as other established and emerging companies enter the Information Delivery software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would harm our business, operating results and financial condition.

         Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the Information Delivery needs of our prospective customers. Also our current or future indirect channel partners may have established in the past, or may in the future establish, cooperative relationships with our current or potential competitors, thereby limiting our ability to sell our products through particular distribution channels. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could harm our ability to obtain revenues from license fees from new or existing customers and service revenues from new or existing customers on terms favorable to us. If we are unable to compete successfully against current and future competitors our business, operating results and financial condition would be harmed.

If we do not respond to rapid technological changes, our products could become obsolete and our business could be seriously harmed.

         The market for our products is characterized by rapid technological changes, frequent new product introductions and enhancements, changing customer demands and evolving industry standards. Any of these factors can render existing products obsolete and unmarketable. We believe that our future success will depend in large part on our ability to support current and future releases of popular operating systems and computer programming languages, databases and e.Business software applications, to timely develop new products that achieve market acceptance, and to meet an expanding range of customer requirements. If the announcement or introduction of new products by us or our competitors or any change in industry standards causes customers to defer or cancel purchases of existing products our business, operating results and financial condition would be harmed. As a result of the complexities inherent in Information Delivery, major new products and product enhancements can require long development and testing periods. In addition, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced versions of our products. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could harm our business, operating results and financial condition. If we fail to successfully develop, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or customer requirements or such new products and product enhancements fail to achieve market acceptance, our business, operating results and financial condition may be harmed.

If we do not release new products and enhancements to existing products in a timely manner or if such new products and enhancements fail to achieve market acceptance, our business could be seriously harmed.

         We believe that our future success will depend in large part on the success of new products and enhancements that we make generally available. Prior to the release of any new products or enhancements, the products must undergo a long development and testing period. To date, the development and testing of new products and enhancements have taken longer than expected. In the event the development and testing of new products and enhancements continue to take longer than expected, the release of new products and enhancements will be delayed. If we fail to release new products and enhancements in a timely manner, our business, operating results and financial condition may be harmed. In addition, if such new products and enhancements do not achieve market acceptance our business, operating results and financial condition may be harmed.

There are management and operational risks associated with our international operations that could seriously harm our business.

         We have subsidiaries in Australia, France, Germany, Japan and the United Kingdom whose sole business purpose is the marketing, sale and distribution of our software products. We have very limited experience in the management of international operations. We also have a number of distributors located worldwide. International operations are subject to a number of risks, any of which could harm our business, operating results and financial conditions. These risks include the following:

         o    costs of localizing products for foreign countries;

         o    difficulty in hiring employees in foreign countries;

         o    trade laws and business practices favoring local competition;

         o    dependence on local vendors;

         o compliance with multiple, conflicting and changing government laws and regulations;

         o    longer sales and payment cycles;

         o    import and export restrictions and tariffs;

         o    difficulties in staffing and managing foreign operations;

         o    greater difficulty or delay in accounts receivable collection;

         o    foreign currency exchange rate fluctuations;

         o    multiple and conflicting tax laws and regulations; and

         o    political and economic instability.

         We believe that an increasing portion of our revenues and costs will be denominated in foreign currencies. To the extent such denomination in foreign currencies does occur, gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Although we may from time to time undertake foreign exchange hedging transactions to cover a portion of our foreign currency transaction exposure, we currently do not attempt to cover any foreign currency exposure. If we are not successful in any future foreign exchange hedging transactions that we engage in, our business, operating results and financial condition could be harmed.

To manage our growth and expansion, we need to improve and implement internal systems, procedures and controls. If we are unable to do so successfully, our business would be seriously harmed.

         Our expansion in the number of employees and the scope of operations over the past few years has placed and will continue to place a significant strain on our management, information systems and resources. Any acquisitions made by us will also put a significant strain on our management, information systems and resources. In addition, we expect that an expansion of our international operations will lead to increased financial and administrative demands associated with managing our international operations and managing an increasing number of relationships with foreign partners and customers and expanded treasury functions to manage foreign currency risks. Our future operating results will also depend on our ability to further develop indirect channels and expand our support organization to accommodate growth in our installed base. If we fail to manage our expansion effectively, our business, operating results and financial condition would be harmed.

Our executive officers and certain key personnel are critical to our business, and these officers and key personnel may not remain with us in the future.

         Our future success depends upon the continued service of our executive officers and other key engineering, sales, marketing and customer support personnel. None of our officers or key employees is bound by an employment agreement for any specific term. If we lose the service of one or more of our key employees, or if one or more of our executive officers or key employees decide to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business.

There are risks associated with the software industry.

         The software industry has historically experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which management information systems budgets often decrease. Such a change in economic conditions could result in a slowdown of the purchase of Internet based software products. If this occurs, our business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of buying patterns and general economic conditions in the software industry.

If our product contains material defects, our business could be seriously harmed.

         Software products as complex as those offered by us often contain errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured to individual customer computing systems. We currently have known errors and defects in our products. Despite testing conducted by us, if additional defects and errors are found in current versions, new versions or enhancements of our products after commencement of commercial shipment, this could result in the loss of revenues or a delay in market acceptance. The occurrence of any of these events could seriously harm our business, operating results and financial condition.

If a successful product liability claim is made against us, our business would be seriously harmed.

         Although license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. We have not experienced any product liability claims to date. However, the sale and support of our products may entail the risk of such claims, which are likely to be substantial in light of the use of our products in business-critical applications. A product liability claim brought against us could seriously harm our business, operating results and financial condition.

If the protection of our proprietary rights is inadequate, our business could be seriously harmed.

         We have two issued and two pending U.S. patents and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. For example, we license our software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, we seek to avoid disclosure of our intellectual property, including requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. If our means of protecting our proprietary rights is not adequate or our competitors independently develop similar technology, our business could be seriously harmed.

Intellectual property claims against us can be costly and could result in the loss of significant rights.

         To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot be certain that third parties will not claim infringement by us with respect to current or future products. We expect Information Delivery software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could harm our business, operating results and financial condition.

Our common stock price may be volatile, which could result in substantial losses for stockholders.

         The market price of shares of our common stock has been and is likely to continue to be highly volatile and may be significantly affected by factors such as the following:

         o    actual or anticipated fluctuations in our operating results;

         o    announcements of technological innovations;

         o    new products or new contracts announced by us or our competitors;

         o    developments with respect to copyrights or proprietary rights;

         o    price and volume fluctuations in the stock market;

         o conditions and trends in the software and other technology industries;

         o changes in corporate purchasing of e.Business application software;

         o    the announcement of mergers or acquisitions;

         o adoption of new accounting standards affecting the software industry;

         o    changes in financial estimates by securities analysts;

         o changes in the economic conditions in the United States and abroad; and

         o    the purchase or sale of our common stock by "day traders."

         In addition, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. If we are involved in such litigation, it could result in substantial costs and a diversion of management's attention and resources and could harm our business, operating results and financial condition.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. Statements contained in this prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to Actuate on the date hereof, and we assume no obligation to update any such forward-looking statements. A forward-looking statement involves a prediction, the accuracy of which is subject to risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under "Risk Factors." You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

                                 USE OF PROCEEDS

         All net proceeds from the sale of Actuate common stock will go to the stockholders who offer and sell their shares. Accordingly, Actuate will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of August 9, 2001, with respect to the number of shares of common stock owned by the selling stockholders and as adjusted to give effect to the sales of the shares of common stock offered hereby. Because the selling stockholders are not obligated to sell the shares of common stock, and selling stockholders may also acquire publicly traded shares of our common stock, we cannot know how many shares each selling stockholder will beneficially own after this offering. Therefore, the number of shares listed in the column entitled "Shares Beneficially Owned After the Offering" reflects only the current share ownership of the selling stockholders. We may update or supplement this prospectus from time to time to update this information. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. Based upon 59,966,877 shares of common stock outstanding on June 30, 2001, none of the selling stockholders own more than 1% of the outstanding common stock of Actuate Corporation. For a discussion regarding the sale of the shares offered hereby, see "Plan of Distribution."

         The shares being offered by the selling stockholders were acquired from Actuate in a private placement transaction effected on May 30, 2001. The shares of common stock were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Each of the selling stockholders represented to us that he or she was acquiring the shares for investment purposes only and with no present intention of distributing the shares.

         Actuate has filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately negotiated transactions. Actuate has agreed to use commercially reasonable efforts to keep such registration statement effective until the earlier of (i) August 31, 2003 or (ii) such time as all shares covered by the registration statement have been sold or may be sold in a single three month period pursuant to Rule 144 of the Securities Act of 1933, as amended.

         The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                                       Shares                       Shares
                                                                    Beneficially                 Beneficially
                                                                       Owned                        Owned
                                                                     Before the      Shares       After the
Name and Address of Selling Stockholder                               Offering       Offered      Offering
---------------------------------------                             ------------     -------     ------------
Jay A. Daugherty ..................................................     3,342          2,872            470
  12214 Washington Court
  Kansas City, MO 64145

Five Star Investors ...............................................     3,342          2,872            470
  12214 Washington Court
  Kansas City, MO 64145

FAC Partnership ...................................................     3,342          2,872            470
  6405 W. 92nd Street
  Overland Park, KS 66212

Robert C. Molinaro or his Successor or Successors as Trustee of
the Robert C. Molinaro Living Trust dated June 1, 1994 ............     3,342          2,872            470
  22821 South State Road D
  Cleveland, MO 64734

Perry James Warhurst III and Melissa B. Warhurst, JTWROS ..........     3,342          2,872            470
  9436 Vista Drive
  Lenexa, KS 66220

Yoshio Tanahashi ..................................................     3,380          2,905            475
  1-4-11 Yadaminiami
  Higashi-Ku Nagoya
  461-0048 Japan

Maureen A. Haake and Gerald C. Haake, Trustees under the Maureen
A. Haake Revocable Trust Agreement dated May 8, 1995 or as amended.     1,670          1,435            235
  1015 West 114th Terrace
  Kansas City, MO 64114

Micheal P. White and Caroline A. White, JTWROS ....................     1,670          1,435            235
  12620 Juniper Circle
  Leawood, KS 66209

Kansas Venture Capital, Inc. ......................................    13,363         11,483          1,880
  6700 Antioch
  Suite 460
  Overland Park, KS 66204

Cordova Limited Partnership .......................................     1,670          1,435            235
  5424 Mohawk
  Fairway, KS 66205

Lonnie J. Shalton .................................................     1,670          1,435            235
  1401 West 50th Street
  Kansas City, MO 64112

John Mackovic .....................................................     1,670          1,435            235
  130 Sierra Vista Drive
  Tucson, AZ 85179

G. Forest Reintjes and Frances Jane Reintjes, JTWROS ..............     1,753          1,507            246
  11325 Woodward
  Overland Park, KS 66210-2455

Dale H. Rohr Declaration of Trust dated May 1, 1995 ...............     1,670          1,435            235
  12208 Wenonga Lane
  Leawood, KS 66209

Dale M. Schwader & Peggy M. Schwader, JTWROS ......................     1,670          1,435            235
  4244 West 124th Terrace
  Leawood, KS 66209

Michael J. Gassman, Trustee of the Michael J. Gassman Trust dated
November 15, 1996 (1) .............................................   153,585        116,803         33,962
  500 West 123rd Street
  Kansas City, MO 64145

Michael J. Gassman, Trustee of the Michael J. Gassman Children's
Trust dated December 21, 1996 fbo Allegra Gassman .................       881            705            176
  500 West 123rd Street
  Kansas City, MO 64145

Michael J. Gassman, Trustee of the Michael J. Gassman Children's
Trust dated December 21, 1996 fbo Celeste Gassman .................       881            705            176
  500 West 123rd Street
  Kansas City, MO 64145

Michael J. Gassman, Trustee of the Michael J. Gassman Children's
Trust dated December 21, 1996 fbo Dominic Gassman .................       881            705            176
  500 West 123rd Street
  Kansas City, MO 64145

Michael J. Gassman, Trustee of the Blaise Anthony Gassman
Irreovable Trust dated December 31, 1997 ..........................       881            705            176
  500 West 123rd Street
  Kansas City, MO 64145

Ralph J. Erickson, custodian for Christopher S. Erickson under
the Kansas Uniform Transfers to Minors Act ........................       881            705            176
  9435 Vista Drive
  Lenexa, KS 66220

Ralph J. Erickson, custodian for Jessica R. Erickson under the
Kansas Uniform Transfers to Minors Act ............................       881            705            176
  9435 Vista Drive
  Lenexa, KS 66220

Jan S. Peakes, Trustee, Jan S. Peakes Revocable Trust dated
July 25, 1988 .....................................................     3,342          2,872            470
  3600 West 121st Terrace
  Leawood, KS 66209

Tom & Nancy Juda Living Trust UA dated May 3, 1995 ................     3,342          2,872            470
  410 S. Lucerne Blvd.
  Los Angeles, CA 90020

Bradley Family Living Trust .......................................     3,342          2,872            470
  11613 Pawnee Lane
  Leawood, KS 66209

Thomas A. DeBacco (2) .............................................   192,520        150,566         40,544
  14550 Mission Road
  Leawood, KS 66224

Thomas A. DeBacco, custodian for Thomas C. DeBacco under the
Kansas Uniform Transfers to Minors Act ............................       881            705            176
  14550 Mission Road
  Leawood, KS 66224

Thomas A. DeBacco, custodian for Kaitlyn M. DeBacco under the
Kansas Uniform Transfers to Minors Act ............................       881            705            176
  14550 Mission Road
  Leawood, KS 66224

Mark C. Callegari, Trustee of the Mark R. Callegari Revocable
Trust dated February 10, 1988 .....................................   158,623        125,013         33,610
  6605 West 131st Street
  Overland Park, KS 66209

M. Kathleen Callegari, Trustee of the Irrevocable Trust Agreement
fbo Courtney Anne Callegari, dated December 4, 1995 ...............       881            705            176
  6605 West 131st Street
  Overland Park, KS 66209

M. Kathleen Callegari, Trustee of the Irrevocable Trust Agreement
fbo Matthew Robert Callegari, dated December 4, 1995 ..............       881            705            176
  6605 West 131st Street
  Overland Park, KS 66209

Commerce Bank N.A., agent for the Bernard Joseph Duffy III Trust
dated November 28, 1977 ...........................................     3,342          2,872            470
  11723 Jefferson
  Kansas City, MO 64114

David E. Enenbach and Janet E. Enenbach, JTWROS ...................     1,670          1,435            235
  11905 Pawnee Lane
  Leawood, KS 66209

Entities affiliated with D.B. Equities, L.P. (3) ..................     3,342          2,872            470
  7200 West 132nd Street
  Suite 300
  Overland Park, KS 66213

Will Moneymaker ...................................................     1,670          1,435            235
  8908 Knox Lane
  Overland Park, KS 66212

Harold M. Goss, Trustee of the Harold M. Goss Revocable Trust
dated December 9, 1987, as amended ................................     1,670          1,435            235
  2912 West 67th Terrace
  Shawnee Mission, KS 66208

Margaret H. Cliff Declaration of Trust UTA dated August 24, 1995 ..     2,504          2,152            352
  1131 Minor Drive
  Kansas City, MO 64114

Christopher E. Halpin, Trustee of the Christopher E. Halpin Trust
dated May 14, 1999 as amended .....................................     3,342          2,872            470
  19325 West 87th Street
  Lenexa, KS 66220

Mark Finger (4) ...................................................     2,291            141          2,150
  3010 Riverview Road
  Lawrence, KS 66049

Sandra K. Moeller, Transfer of Death, Anthony R. Moeller ..........     1,670          1,435            235
  7815 West 96th Terrace
  Overland Park, KS 66212

Great Plains Community Church .....................................       933            747            186
  6701 West 64th Street, Suite 227
  Overland Park, KS 66202

Ralph J. Erickson (5) .............................................   164,532        129,816         33,306
  9435 Vista Drive
  Lenexa, KS 66220

Farzana Y. Idris ..................................................        87             70             17
  3 Lincoln Woodsway, Apt. 1B
  Perry Hall, MD 21128-9203

Wallace A. Yeskie .................................................     3,342          2,872            470
  11929 Hemlock Street
  Overland Park, KS 66213

Orville L. Hamilton ...............................................     3,342          2,872            470
  6306 N. Woodland Avenue
  Gladstone, MO 64118

Frank Gaeta .......................................................     1,670          1,435            235
  44-821 Guadalupe Drive
  Indian Wells, CA 92210

Diane Gassman Trinca ..............................................     2,000          2,000              0
  6500 North Campbell
  Gladstone, MO 64118

Claudio Antonio Trinca ............................................     2,000          2,000              0
  6500 North Campbell
  Gladstone, MO 64118

Gloria Maria Trinca ...............................................     2,000          2,000              0
  6500 North Campbell
  Gladstone, MO 64118

Elda Marie Gassman ................................................       400            400              0
  6500 North Campbell
  Gladstone, MO 64118

Schuhmann A. Montgomery, Sr. ......................................     1,200          1,200              0
  2109 Newmarket Drive
  Louisville, MO 40222

Margaret C. Montgomery ............................................     1,200          1,200              0
  2109 Newmarket Drive
  Louisville, MO 40222

Brendan K. Montgomery, Sr. ........................................     2,000          2,000              0
  1602 Dundee Way
  Louisville, MO 40205

Schuhmann A. Montgomery, Jr. ......................................     2,000          2,000              0
  728 Zorn Avenue
  Louisville, KY 40206
                                                                      -------        -------        -------

          Totals ..................................................   778,667        615,609        157,418
                                                                      =======        =======        =======

-------------------------------

(1) The number of shares beneficially owned includes 3,524 shares held by a trust for the benefit of Mr. Gassman's children over which he has sole voting and investment control.

(2) The number of shares beneficially owned includes 1,762 shares held by Mr. DeBacco as custodian for his children under the Kansas Uniform Transfers to Minors Act.

(3) Includes shares held in the name of Dean Equities, LLC and the Vincent W. Dean Revocable Intervivos Trust, the partners of D.B. Equities, L.P., all of which are being offered hereby.

(4) The number of shares beneficially owned includes 2,115 shares issuable upon the exercise of presently exercisable options.

(5) The number of shares beneficially owned includes 1,762 shares held by Mr. Erickson as custodian for his children under the Kansas Uniform Transfers to Minors Act.

                              PLAN OF DISTRIBUTION

         For the purposes of this prospectus, the term "selling stockholders" shall include donees, pledgees and other assignees selling shares received from a selling stockholder named herein as well as any donees, pledgees and other assignees selling shares received from such donees, pledgees or assignees.

         The shares offered hereby may be sold by the selling stockholders at various times in one or more of the following transactions:

          o    in the over-the-counter market;

          o    on The Nasdaq National Market;

          o    in privately negotiated transactions; or

          o    in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         The selling stockholders will pay all commissions and other expenses associated with the sale of shares of common stock by them. The shares offered hereby are being registered pursuant to contractual obligations of Actuate Corporation, and Actuate Corporation has agreed to bear certain expenses in connection with the registration and sale of shares of its common stock being offered by the selling shareholders. Actuate Corporation has not made any underwriting arrangements with respect to the sale of shares of its common stock offered hereby.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for Actuate Corporation by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this registration statement and related prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's following regional offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 12, 2001;

         2. Quarterly Report on Form 10-Q for the Quarter ended March 31, 2001, filed on May 1, 2001;

         3. Quarterly Report on Form 10-Q for the Quarter ended June 30, 2001, filed on August 3, 2001; and

         4. The description of Actuate capital stock contained in its registration statement on Form 8-A, filed on July 10, 1998, including any amendments or reports updating such description.

         Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be directed to the Investors Center, Actuate Corporation, 701 Gateway Boulevard, South San Francisco, California 94080, (650) 837-2000.

                                -----------------

     This prospectus includes trademarks of Actuate and other corporations.

                                -----------------

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.



                                 615,609 Shares

                               ACTUATE CORPORATION

                                  Common Stock



                                  -------------


                               ____________, 2001

                                 --------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

  Securities and Exchange Commission Registration Fee ....    $ 1,408
  Legal Fees and Expenses ................................     20,000
  Accounting Fees and Expenses ...........................      5,000
  Printing and Engraving Expenses ........................      1,500
  Transfer Agent and Registrar Fees ......................          0
  Miscellaneous ..........................................        500
                                                              -------
       Total .............................................    $28,408
                                                              =======

Item 15.  Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         In accordance with the DGCL, Actuate's Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Actuate for violations of their fiduciary duty as a director. This provision eliminates each director's liability to Actuate or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Actuate or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         Actuate's Certificate and Article VII, Section 6 of Actuate's Bylaws provide for indemnification of the officers and directors of Actuate to the fullest extent permitted by applicable law.

         Actuate has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

Item 16.  Exhibits.

         The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

         (a)  Exhibits

Exhibit
Number        Description
------        -----------
3.3*          Restated Certificate of Incorporation of the Registrant, as
              amended to date.
3.5*          Amended and Restated Bylaws of the Registrant.
4.1           Reference is made to Exhibits 3.3 and 3.5.
4.2*          Specimen Common Stock certificate.
4.3           Registration Rights Agreement, dated May 30, 2001, by and among the Registrant and Michael J. Gassman as Stockholders'
              Representative.
5.1           Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP.
23.1          Consent of Ernst & Young LLP, Independent Auditors.
23.2          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP (included in the opinion filed as Exhibit 5.1).
24.1          Power of Attorney (reference is made to the signature page of this
              Registration Statement).

* Incorporated by reference from the exhibit of the same number in the Registrant's Registration Statement on Form S-1 (Registration No. 333-55741) as filed with the SEC on July 17, 1998.

Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 9th day of August, 2001.

                            ACTUATE CORPORATION

                            By:  /s/ Peter I. Cittadini
                               -------------------------------------------------
                               Peter I. Cittadini
                               President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Peter I. Cittadini and Daniel A. Gaudreau, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Actuate Corporation, a Delaware corporation, to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                        Title                                 Date
                ---------                                        -----                                 ----
  /s/   Nicolas C. Nierenberg                 Chairman of the Board and Chief Architect           August 9, 2001
----------------------------------------
Nicolas C. Nierenberg

  /s/   Peter I. Cittadini                    Director, President and Chief Executive             August 9, 2001
----------------------------------------      Officer (Principal Executive Officer)
Peter I. Cittadini

  /s/   Daniel A. Gaudreau                    Senior Vice President, Finance and                  August 9, 2001
----------------------------------------      Administration and Chief Financial Officer
Daniel A. Gaudreau                            (Principal Financial and Accounting Officer)

  /s/   George B. Beitzel                     Director                                            August 9, 2001
----------------------------------------
George B. Beitzel

  /s/   Arthur C. Patterson                   Director                                            August 9, 2001
----------------------------------------
Arthur C. Patterson

  /s/   Kenneth E. Marshall                   Director                                            August 9, 2001
----------------------------------------
Kenneth E. Marshall

  /s/   Steven D. Whiteman                    Director                                            August 9, 2001
----------------------------------------
Steven D. Whiteman

                                  Exhibit Index

Exhibit
Number        Description
------        -----------
3.3*          Restated Certificate of Incorporation of the Registrant, as
              amended to date.
3.5*          Amended and Restated Bylaws of the Registrant.
4.1           Reference is made to Exhibits 3.3 and 3.5.
4.2*          Specimen Common Stock certificate.
4.3           Registration Rights Agreement, dated May 30, 2001, by and among the Registrant and Michael J. Gassman as Stockholders'
              Representative.
5.1           Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP.
23.1          Consent of Ernst & Young LLP, Independent Auditors.
23.2          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP (included in the opinion filed as Exhibit 5.1).
24.1          Power of Attorney (reference is made to the signature page of this
              Registration Statement).

* Incorporated by reference from the exhibit of the same number in the Registrant's Registration Statement on Form S-1 (Registration No. 333-55741) as filed with the SEC on July 17, 1998.